UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 19, 2008

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky  41011
(Address of principal executive offices)   (Zip Code)

P.O. Box 391, Covington, Kentucky  41012-0391
(Mailing Address)   (Zip Code)

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Ashland Inc. (“Ashland”) has received the Revenue Agents Report (“RAR”) from the Internal Revenue Service (“IRS”) which includes the results of the IRS audit for the tax period ended June 30, 2005, the date of the completion of the MAP Transaction.* The RAR recommends adjustments for that period which will result in additional federal income taxes owed of approximately $14.1 million, of which approximately $11.2 million relate to the MAP Transaction. Under the terms of an agreement entered into by Ashland and Marathon in connection with the MAP Transaction, Marathon is responsible for the payment of the $11.2 million amount. The balance of the tax owed is Ashland’s responsibility, which has previously been provided for in Ashland’s reserves.

It is Ashland’s and Marathon’s intent to accept the adjustments contained in the RAR.  This should substantially conclude the current IRS audit for that year, subject to completion of final documentation.

*
 The "MAP Transaction" refers to the transfer of Ashland's 38% interest in Marathon Ashland Petroleum LLC, a former joint venture with Marathon Oil Corporation ("Marathon"), and two other Ashland businesses to Marathon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASHLAND INC.
(Registrant)

June 19, 2008	/s/ David L. Hausrath
David L. Hausrath
Senior Vice President
and General Counsel